EXHIBIT 99.1

Bion Responds to EPA Petition from Environmental Groups

April 11, 2011.  New York, New York.  Bion Environmental Technologies (OTC BB and OTCQB: BNET) announced today that it believes its partnership with Kreider Farms in Lancaster County, Pennsylvania, is an example of how agriculture will be a leader in helping solve the nation’s environmental challenges.  Bion made this announcement in response to an April 6th petition, filed on behalf of several environmental groups, urging the US EPA to issue a national ambient air quality standard (NAAQS) for ammonia gas.

The Bion/Kreider Farms project will demonstrate that the choice is not simply between “clean air, water and a healthy environment or CAFO’s (concentrated animal feeding operations).”  This 1200 cow dairy project will demonstrate that livestock agriculture, including CAFO’s, can operate in a manner that is consistent with clean air, water and a healthy environment.  A CAFO, properly managed, can operate as a necessary and productive element of our economy, generating safe environmental impacts.

The Bion/Kreider project will show a significant (over 75%) reduction of ammonia from the dairy’s 1200 cows.  These nitrogen reductions will be based upon measurements taken in accordance with an approved verification plan.  They will result in verified credits for nitrogen reductions to the Chesapeake Bay, due in large part to the reductions of ammonia at Kreider Farms. Bion's mass balance measurements will include the nitrogen components that exist in the livestock waste stream and are lost to the environment PRIOR to application to cropland. This is substantially different than the present measurement approach that only considers the nitrogen that is applied to the cropland.

Bion’s facility will both define the extent of the total nitrogen releases to the water run-off system, including ammonia, and provide the technology to mitigate the releases at their livestock source.

Bion’s project at Kreider Farms, a voluntary effort on the part of all the various stakeholder groups, demonstrates that a cost effective solution to the environmental impacts associated with livestock waste is possible.  This $7.8 million project was financed by the Pennsylvania Infrastructure Investment Authority after a thorough review process by the Pennsylvania Department of Agriculture.  Bion has met with the US EPA and has had a continuing dialogue with various environmental groups, such as PennFuture, to provide a transparent understanding of the project and its goals.  The project is a part of Pennsylvania’s overall response to the Chesapeake Bay mandate.

While the results of this partnership represent a victory for both the farm and the environment, the real winner associated with the project will be the Pennsylvania taxpayer.   Ed Schafer, Bion’s Director of Government Policy, points out that “Providing a low cost alternative to the traditional rate payer-funded approach of expanding nutrient removal capacity at water treatment plants can save taxpayers millions of dollars in rate hikes.”

Bion is convinced that environmental sustainability cannot be achieved at the expense of economic sustainability.  The Kreider Farms project demonstrates that livestock agriculture can provide a cost effective solution to the excess nitrogen issue that affects the nation’s large water basins.

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy.

Bion’s technology enables development of large scale livestock facilities in strategic locations that provide greater efficiencies and dramatically reduced transportation costs but were previously impracticable due to their environmental impact.  These environmentally-responsible, large scale facilities can be integrated with existing or new food processing and renewable energy production operations to substantially reduce risk and improve the economics of all partners.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com .

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Bill O’Neill

Craig Scott

Chief Executive Officer

Vice President-Capital Markets

813-505-7490

303-843-6191 direct